Exhibit 99.1

Olympic Steel Reports 35% Growth in 2017 Second-Quarter Net Income

First-Half 2017 Net Income Triples, on 30% Higher Sales

Board Declares Regular Quarterly Cash Dividend

CLEVELAND--(BUSINESS WIRE)--August 3, 2017--Olympic Steel Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced significantly improved financial results for the three- and six-month periods ended June 30, 2017.

Net sales increased 30% in 2017’s second quarter, to $356.2 million, compared with $273.6 million in net sales during the same quarter last year. Year-to-date net sales also rose 30%, reaching $691.1 million, versus $532.0 million in the first six months of 2016. Higher shipping volume and higher selling prices accounted for the year-over-year increase in net sales for both periods.

“Demand for our products has been steadily improving since late last year,” said Chairman and Chief Executive Officer Michael D. Siegal. “With increased customer demand, we continue to outpace the overall market and have increased our market share. This is attributable to our customer service exemplified by consistent on-time delivery and dependable quality.”

Second-quarter net income in 2017 was $4.8 million, or $0.42 per diluted share, compared with net income of $3.6 million, or $0.32 per diluted share, in 2016’s second quarter. Net income in the second quarter of 2017 was negatively impacted by $0.4 million, or $0.02 per diluted share, of LIFO expense recorded in the quarter. There was no LIFO impact in the same quarter of last year. In addition, 2017 second-quarter net income was reduced by $0.03 per diluted share related to the net loss generated by the Siler City, North Carolina facility, which the Company closed in July.

“The cost-containment initiatives we began instituting two years ago remain a focus for our operating teams,” Siegal said. “As expected, consistent operational discipline combined with growing shipments, are manifesting in higher profitability.”

Net income in the first half of 2017 surged to $12.5 million, or $1.10 per diluted share, up from $2.8 million, or $0.25 per diluted share in 2016’s comparable period. First-half 2017 results include LIFO expense totaling $0.8 million, or $0.04 per share, compared with no LIFO impact in the first half of 2016. As previously disclosed, an out-of-period income tax adjustment recorded in the first quarter of 2017 resulted in a one-time reduction of income tax expense. That adjustment increased net income in the first half of 2017 by $1.9 million, or $0.17 per diluted share.

The Company’s Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on Sept. 15, 2017, to shareholders of record on Sept. 1, 2017.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2017 second-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. EDT on Aug. 3, and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the levels of imported steel in the United States and any associated tariffs and duties; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our internal program to improve earnings; our ability to generate free cash flow through operations and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies; and changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or http://ir.olysteel.com/Contact_Us?BzID=2195

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$356,195	$273,608	$691,088	$531,957

Costs and expenses
Cost of materials sold (excludes items shown separately below)	283,041	205,688	541,495	405,508
Warehouse and processing	21,838	21,035	45,339	41,527
Administrative and general	17,887	16,011	36,052	32,051
Distribution	10,568	9,560	20,933	18,767
Selling	6,496	6,045	13,007	11,732
Occupancy	2,191	2,158	4,501	4,495
Depreciation	4,319	4,550	8,633	9,059
Amortization	222	222	444	444

Total costs and expenses	346,562	265,269	670,404	523,583

Operating income	9,633	8,339	20,684	8,374

Other income (loss), net	(28)	(58)	(54)	(63)

Income before interest and income taxes	9,605	8,281	20,630	8,311
Interest and other expense on debt	1,788	1,274	3,414	2,559
Income before income taxes	7,817	7,007	17,216	5,752
Income tax provision	3,020	3,457	4,720	2,969

Net income	$4,797	$3,550	$12,496	$2,783

Earnings per share:

Net income per share - basic	$0.42	$0.32	$1.10	$0.25

Weighted average shares outstanding - basic	11,383	11,182	11,382	11,199

Net income per share - diluted	$0.42	$0.32	$1.10	$0.25

Weighted average shares outstanding - diluted	11,390	11,182	11,387	11,199

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At June 30, 2017	At Dec. 31 2016
	(unaudited)
Assets

Cash and cash equivalents	$4,126	$2,315
Accounts receivable, net	158,202	101,902
Inventories, net (includes LIFO debit of $7,269 as of June 30, 2017 and $8,045 as of Dec. 31, 2016)	262,740	254,526
Prepaid expenses and other	6,345	6,197
Assets held for sale	844	-
Total current assets	432,257	364,940

Property and equipment, at cost	375,808	374,242
Accumulated depreciation	(225,141)	(218,476)
Net property and equipment	150,667	155,766

Intangible assets, net	23,424	23,869
Other long-term assets	11,861	11,493
Total assets	$618,209	$556,068

Liabilities

Current portion of long-term debt	$930	$1,825
Accounts payable	83,834	79,458
Accrued payroll	12,292	8,445
Other accrued liabilities	11,654	15,170
Total current liabilities	108,710	104,898
Credit facility revolver	210,728	164,599
Other long-term liabilities	10,781	10,062
Deferred income taxes	21,728	23,119
Total liabilities	351,947	302,678

Shareholders' Equity

Preferred stock	-	-
Common stock	129,392	128,619
Treasury stock	(568)	(609)
Retained earnings	137,438	125,380
Total shareholders' equity	266,262	253,390
Total liabilities and shareholders' equity	$618,209	$556,068

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended June 30:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2017	2016	2017	2016	2017	2016
Tons Sold[1]	308,458	272,447	22,539	21,768	NA	NA

Net Sales	$237,058	$173,122	$58,280	$49,529	$60,857	$50,957
Average selling price per ton	769	635	2,586	2,275	NA	NA
Cost of materials sold[2]	189,650	129,137	50,046	41,991	43,345	34,560
Gross profit[3]	47,408	43,985	8,234	7,538	17,512	16,397
Operating expenses[4]	40,169	38,316	5,375	4,971	15,168	14,264
Operating income	$7,239	$5,669	$2,859	$2,567	$2,344	$2,133

Depreciation and Amortization	2,905	2,988	198	190	1,412	1,568

	Six Months Ended June 30:
	(unaudited)
	Carbon Flat		Specialty Metals Flat		Tubular and Pipe
	Products		Products		Products[1]
	2017	2016	2017	2016	2017	2016
Tons Sold[1]	612,250	539,297	45,732	41,591	NA	NA

Net Sales	$453,974	$334,556	$116,235	$95,359	$120,879	$102,042
Average selling price per ton	741	620	2,542	2,294	NA	NA
Cost of materials sold[2]	358,823	255,664	98,330	81,186	84,342	68,658
Gross profit[3]	95,151	78,892	17,905	14,173	36,537	33,384
Operating expenses[4]	80,537	75,401	11,061	9,850	31,706	29,008
Operating income	$14,614	$3,491	$6,844	$4,323	$4,831	$4,376

Depreciation and Amortization	5,794	5,942	424	383	2,808	3,127
[1]	Tonnage is less meaningful for the Tubular and Pipe Products segment and therefore, is not reported.
[2]	Includes $0.4 million, and $0.8 million, of LIFO expense for the Tubular and Pipe Products segment for the three and six months ended June 30, 2017, respectively.
[3]	Gross profit is calculated as net sales less the cost of materials sold.
[4]	Operating expenses are calculated as total costs and expenses less the cost of materials sold.

Olympic Steel, Inc.
Segment Financial Information Cont.
(In thousands, unaudited)

	At June 30, 2017	At Dec. 31, 2016
Assets
Flat products	$422,259	$363,626
Tubular and pipe products	195,647	192,088
Corporate	303	354
Total assets	$618,209	$556,068

Other Information:
(audited, in thousands, except per-share data)
	At June 30, 2017	At Dec. 31, 2016

Shareholders' equity per share	$24.28	$23.11

Debt-to-equity ratio	0.79 to 1	0.66 to 1

	Six Months Ended
	June 30,
	2017	2016

Net cash from (used for) operating activities	$(38,483)	$10,533

Cash dividends per share	$0.04	$0.04

CONTACT:
IR Contact:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522